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                                                                      EXHIBIT 12

                           VERIZON PENNSYLVANIA INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                 Three Months                    Years Ended December 31,
                                                     Ended        ---------------------------------------------------
                                                 March 31,2001     2000        1999        1998        1997      1996
                                                 -------------    ----         ----        ----        ----      ----
Income before provision for income taxes,
  extraordinary items and cumulative effect of
  change in accounting principle.................    $179.1       $ 806.2     $ 820.4    $ 697.3     $ 589.6    $ 700.6
Equity in loss (income) of affiliates............      26.4          31.9         (.8)         -           -          -
Dividends received from equity affiliate.........        .5           1.0          .8          -           -          -
Interest expense.................................      35.2         133.9       122.2      120.6       114.8      112.0
Portion of rent expense representing interest....       2.8          16.5        16.6       18.2        17.5       14.1
Amortization of captialized interest.............        .9           3.0         2.3        1.8         1.3         .9
                                                     ------       -----------------------------------------------------
Earnings, as adjusted............................    $244.9       $ 992.5     $ 961.5    $ 837.9     $ 723.2    $ 827.6
                                                     ======       =====================================================
Fixed charges:
Interest expense.................................    $ 35.2       $ 133.9     $ 122.2    $ 120.6     $ 114.8    $ 112.0
Portion of rent expense representing interest....       2.8          16.5        16.6       18.2        17.5       14.1
Capitalized interest.............................       5.1          12.9         7.2        9.0         6.1        5.4
                                                     ------       -----------------------------------------------------
Fixed Charges....................................    $ 43.1       $ 163.3     $ 146.0    $ 147.8     $ 138.4    $ 131.5
                                                     ======       =====================================================
Ratio of Earnings to Fixed Charges...............      5.68          6.08        6.59       5.67        5.23       6.29
                                                     ======       =====================================================

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